Exhibit 10.1

INDEPENDENT DIRECTOR AGREEMENT

THIS INDEPENDENT DIRECTOR AGREEMENT (the “Agreement”) is made as of the ____ day of __________ 20__ (the “Effective Date”), between Medalist Diversified REIT, Inc., a Maryland Company (the “Company”), and ____________, an individual (“Director”).

RECITALS:

A.       It is essential to the Company to attract and retain the most capable persons available to serve on the board of directors of the Company (the “Board”).

B.       The Company believes that Director possesses the necessary qualifications and abilities to serve as a director of the Company and to perform the functions and meet the Company’s needs related to its Board.

AGREEMENT:

NOW, THEREFORE, in consideration of the mutual promises contained herein, the benefits to be derived by each party hereunder and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.       Service as Director. Director will serve as a director of the Company in accordance with the Company’s charter and by-laws, as each may be amended, and perform all duties as a director of the Company, including without limitation (a) attending meetings of the Board, (b) serving on one or more committees of the Board (each a “Committee”) and attending meetings of each Committee of which Director is a member, and (c) using reasonable efforts to promote the business of the Company. In fulfilling his responsibilities as a director of the Company, Director agrees that he shall act (i) honestly and in good faith, (ii) in a manner he reasonably believes to be in the best interests of the Company, and (iii) with the care that an ordinarily prudent person in a like position would use under similar circumstances.

2.       Compensation and Expenses.

(a)       Board Compensation. For the services provided to the Company as a director, as adjusted in accordance with Section 2(c), the Director will be entitled to an initial grant of two thousand (2,000) shares of restricted common stock of the Company as of the Effective Date and additional grants of restricted common stock as of the date of the Director’s reelection to the Board (as applicable), as determined by the Board, with each such grant vesting as of end of the applicable term, provided Director is still serving as a director of the Company as of the end of such term;

(b)       Expenses. Upon submission of appropriate receipts, invoices or vouchers as may be reasonably required by the Company, in accordance with its then effective expense reimbursement policies, the Company will reimburse Director for all reasonable out-of-pocket expenses incurred in connection with the Director’s attendance at any meetings of the Board or of any committee of the Board.

(c)       Other Benefits. The Board (or its designated Committee) may from time to time authorize compensation applicable to subsequent terms of this Agreement, as well as additional compensation and benefits for Director, including additional awards under any stock incentive, stock option, stock compensation or long term incentive plan of the Company, including, without limitation, the Medalist Diversified REIT 2018 Equity Term Incentive Plan (the “2018 Plan”) or any other plan that may later be established by the Company; provided, however, that nothing contained in this Agreement shall be interpreted or construed to require the Company to implement or, having implemented, maintain, any such plan, including without limitation the 2018 Plan; and provided, further, that Director agrees to abstain from voting either as a director of the Company or as a member of any such Committee with respect to any proposal that he be the recipient of any such additional compensation or benefits, including without limitation the grant of additional shares of restricted common stock pursuant to Section 2(a)(i) hereof.

3.       Term. This Agreement shall remain in effect for the Director’s initial term pursuant to the charter and by-laws of the Company and shall automatically renew upon each reelection of Director to the Board.

4.       D&O Insurance; Right to Indemnification. The Company shall provide directors’ and officers’ liability insurance coverage to Director in accordance with the Indemnification Agreement attached hereto as Exhibit A (the “Indemnification Agreement”). Director shall be entitled to limitations of liability and the right to indemnification against expenses and damages in connection with claims against Director relating to his service to the Company in accordance with the Indemnification Agreement and to the fullest extent permitted by the Company’s charter and by-laws (as such documents may be amended from time to time), the Maryland General Company Law, as amended from time to time and other applicable law.

5.       Amendments and Waiver. No supplement, modification or amendment of this Agreement will be binding unless executed in writing by both parties. No waiver of any provision of this Agreement on a particular occasion will be deemed or will constitute a waiver of that provision on a subsequent occasion or a waiver of any other provision of this Agreement.

6.       Binding Effect. This Agreement will be binding upon and inure to the benefit of and be enforceable by the parties and their respective heirs, legatees, devisees, executors, administrators, trustees, personal representatives, successors and assigns.

7.       Severability. The provisions of this Agreement are severable, and any provision of this Agreement that is held by a court of competent jurisdiction to be invalid, void, or otherwise unenforceable in any respect will not affect the validity or enforceability of any other provision of this Agreement.

8.       Governing Law. This Agreement will be governed by and construed and enforced in accordance with the laws of the State of Maryland applicable to contracts made and to be performed in that state without giving effect to the principles of conflicts of laws.

9.       Entire Agreement. This Agreement constitutes the entire understanding between the parties with respect to the subject matter hereof, superseding all negotiations, prior discussions and prior agreements and understanding relating to such subject matter.

10.     Miscellaneous. This Agreement may be executed by the Company and Director in any number of counterparts, each of which shall be deemed an original instrument, but all of which together shall constitute but one and the same instrument. Any party may execute this Agreement by facsimile signature and the other party will be entitled to rely on such facsimile signature as evidence that this Agreement has been duly executed by such party. Any party executing this Agreement by facsimile signature will promptly forward to the other party an original signature page by overnight courier. Director acknowledges that this Agreement does not constitute a contract of employment and does not imply that the Company will continue his service as a director for any period of time.

[Remainder of page intentionally left blank; signatures appear on following pages]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

COMPANY:

Medalist Diversified REIT, Inc., a Maryland corporation

By:
Name:
Title:

INDEMNITEE:

, an individual

Address:

[Signature page to Independent Director Agreement – Medalist Diversified REIT, Inc.]

EXHIBIT A

Indemnification Agreement

[See Attached]